Exhibit 99.1

Investor Contact: Michael Greiner
Avanos Medical, Inc.
Investor.Relations@avanos.com

Media Contact: Katrine Kubis
Avanos Medical, Inc.
CorporateCommunications@avanos.com

Avanos Medical, Inc. Appoints Dr. Lisa Egbuonu-Davis to Board of Directors
ALPHARETTA, Ga., March 6, 2023 / PRNewswire / -- Avanos Medical, Inc. (NYSE: AVNS) today announced that Dr. Lisa Egbuonu-Davis, MD, currently vice president, medical innovations for DH Diagnostics, LLC, an affiliate of Danaher Corporation, has been appointed as a new independent member of the Avanos board of directors and will serve as a member of the compliance and governance committees.

“We are pleased and excited to welcome Lisa Egbuonu-Davis to the Avanos Board," commented Gary Blackford, Avanos board chair. "Her deep strategic and operational expertise in the healthcare sector will be invaluable to Avanos as we continue to develop our business and pursue our mission to get patients back to the things that matter."

“I feel strongly that population health is everyone’s responsibility, and Avanos is committed to creating innovative healthcare solutions to address some of today’s most important healthcare needs, including reducing the use of opioids,” said Egbuonu-Davis. “I am thrilled to join its Board as a new independent director.”

From 2015 to 2019, Egbuonu-Davis served as vice president, global patient centered outcomes and solutions at Sanofi, Inc., where she created patient programs, services, and tools to enhance health outcomes in patients with chronic conditions.

Prior to Sanofi, Egbuonu-Davis co-founded and served as director for ROI Squared, LLC, a privately held life science company focused on diagnostic medical devices, and served as managing director for LED Enterprise, LLC, where she advised biopharmaceutical companies and trade associations on healthcare reform, technology assessment, quality metrics and incentives and implications for research and services.

She also served in senior advisor roles for Avalere Health and Booz Allen Hamilton, as well as in various roles over 13 years at Pfizer, Inc., where she led clinical and outcomes research departments, supported product value assessments in support of reimbursement and adoption, and influenced product investment and development decisions.

Egbuonu-Davis earned a bachelor’s degree in biology from MIT and an MBA in healthcare management from Wharton, as well as an M.D. and an M.S. in public health from Johns Hopkins. She completed her pediatric residency at Children’s Hospital of Philadelphia (board-certified in pediatrics). She has served on the Johns Hopkins Medicine board of trustees since 2021 and the national advisory council for the Johns Hopkins University School of Education since 2007.

Exhibit 99.1
With this new appointment, the Avanos board now comprises six directors, five of whom are independent, including two women, one of whom is ethnically diverse.

About Avanos Medical, Inc.
Avanos Medical, Inc. (NYSE: AVNS) is a medical technology company focused on delivering clinically superior medical device solutions that will help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, we are committed to addressing some of today’s most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. We develop, manufacture and market our recognized brands globally and hold leading market positions in multiple categories across our portfolio. For more information, visit Avanos.com and follow Avanos Medical on Twitter (@AvanosMedical), LinkedIn and Facebook.

SOURCE Avanos Medical, Inc.

For further information: Investor Contact: Michael Greiner, Avanos Medical, Inc., Investor.Relations@Avanos.com; Media Contact: Katrine Kubis, Avanos Medical, Inc., CorporateCommunications@Avanos.com